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Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: Richard C. Emery
2605 WESTERN AVE.                       President & Chief
Executive
SEATTLE, WA 98121                       Officer
(206) 448-1996                    (509) 467-6949
NEWS RELEASE
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    "BUD" DASHIELL RESIGNS FROM UNITED SECURITY BANCORP
BOARD OF
       DIRECTORS; KEITH SATTLER ELECTED CHAIRMAN OF THE
BOARD

  SPOKANE, WA-November 30, 1999-United Security Bancorporation (Nasdaq: USBN) today announced that its founder and long-time executive William C. ("Bud") Dashiell, 60, is resigning as USBN's Chairman and leaving the Board of Directors, effective November 30, 1999. Dashiell has not been active in day-to-day operations since his retirement in
July 1998.
  Keith P. Sattler, 55, was named to succeed Dashiell as Chair of the fast-growing Central & Eastern Washington/Northern Idaho bank holding company. Sattler has served on USBN's Board since 1993 and its Chairman/Director of its Home Security Bank subsidiary and a director of the AmericanWest Bank subsidiary. A Certified Public Accountant
(CPA), Sattler is a Principal of the Prosser, WA, accounting firm of Sattler and Heslop. He also is a director of the Sunnyside Housing Authority and director and treasurer of the Lower Valley (Yakima) Holding Corp.
  Richard C. Emery, who succeeded Dashiell as Chief
Executive Officer of the bank holding company in July 1998, remains as President & CEO. Emery joined USBN in November 1997.
  "Involved in all aspects of the banking industry in
Central and Eastern Washington for nearly 40 years, Bud Dashiell is an icon in Eastern Washington's banking industry-recognized for guiding USBN to become a strong, vibrant community banking franchise," Sattler stated. "Under his leadership, United Security became well-known for its banking innovations and dedication to customer service. We will maintain USBN's tradition as a leader and innovator."
  Dashiell was President and Chief Executive Officer of USBN from the holding company's formation in 1985 until Emery joined the company in 1997. He served as President and Chairman of its various bank, insurance, leasing, and mortgage company subsidiaries beginning in 1974, when he founded United Security Bank's first location in Chewelah, Washington, northeast of Spokane. Dashiell was the first President of the Washington Independent Community Bankers Association and served on its board several years. He also served on the Washington Bankers Association Board and on the Bank Services Committee for the Independent Bankers of
America Association.
  "Life has come full circle," Dashiell noted. "I recently purchased a 57-acre farm in Chewelah, and look forward to spending time with my family in the town where this company got its start twenty-five years ago. My career with USBN has been extremely rewarding.  However, the changes that
have taken place recently do not fit with my long-term goals for the company. As a result, I cannot continue to serve with the current direction that management is taking the company."
  United Security Bancorporation has grown aggressively
since going public in May 1995. At that time, the company had 10 branches, $185 million in total assets, $131 million in loans and $159 million in deposits. Since its acquisition of five Wells Fargo Bank branches in 1997, USBN has expanded to a holding company of five community commercial banks with 36 branches throughout Central and Eastern
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Washington and Northern Idaho.  Fueled by mergers,
acquisitions and internal growth, at September 30, 1999,
USBN reported assets of $528 million, loans of $415 million, and deposits of $451 million.
  In October, USBN reported net income rose 45% to $.38 per diluted share in the third quarter of 1999, led by strong loan growth, improved margins, a better efficiency ratio, improved asset quality, and a tax credit from a new line of business. Net income of $1.09 per share for the first nine months of 1999 exceeded full-year 1998 net income. 1999 results include a second quarter benefit from the sale of the use of the Bank of the West (BOW) name in Washington State. BOW is now known as AmericanWest Bank. Total return on average assets was 2.02% for the first nine months of 1999 while return on average equity was 17.79%, including the nonrecurring gain.
  Founded in 1983, United Security Bancorporation is a community bank holding company. At November 1, 1999 it had 36 branch offices-34 in Central and Eastern Washington and two in Idaho. Its five banking subsidiaries include United Security Bank (based in Spokane), Home Security Bank (Yakima Valley), Bank of Pullman (Pullman, near the Idaho border), Grant National Bank (Ephrata), and AmericanWest Bank (Walla Walla). USBN also provides full-line insurance services.

  Safe Harbor Statement under the Private Securities
Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risk and uncertainties, including a smooth Board transition, the effect of changing economic conditions, and other risk factors detailed in the Company's Securities and Exchange
Commission filings.

Note:  Transmitted on Business Wire at 1:05 p.m., November
30, 1999.